EXHIBIT 10.1

Zhongshan City Weihe Appliances Co. Ltd. and Zhongshan Sanfan Electrical Appliance Co., Ltd. Equity Transfer Agreement

Party A: Zhongshan City Weihe Appliances Co., Ltd.

Party B: Zhongshan Sanfan Electrical Appliance Co., Ltd.

Party C: All Shareholders of Zhongshan Sanfan Electrical Appliance Co., Ltd.

Basic Information about All Parties in the Agreement

1.  Zhongshan City Weihe Appliances Co. Ltd (in the agreement referred as “Party A”, “acquirer” or “Weihe Electronics Appliances”) is a registered and legitimate existence of the limited liability company in Zhongshan City of Shandong Province. It is mainly engaged in household decorative fans, energy saving lighting and other product development, production and sales. The ultimate shareholder of Zhongshan City Weihe Appliances is a public company “Home System Group”, which is incorporated as a Nevada corporation. Home System Group is currently listed on OTCBB and the ticker is HSYT.

2.  Zhongshan Sanfan Electrical Appliance Co., Ltd.(in the agreement referred as “Party B”, “Sanfan Electronics Appliances” or “target company”) is a registered and legitimate existence of the limited liability company in Zhongshan City of Shandong Province. It is mainly engaged in household fans development, production, marketing and sales. It was founded on April 1, 2009. The net sales for 2009 was $ 11,000,000 and the net income was $ 1,600,000. The net sale for twelve months ended March 31, 2010 was $ 15,000,000 and the net income was $ 2,250,000.

3.  Party C is all shareholders of Zhongshan Sanfan Electrical Appliance Co., Ltd.(in the agreement referred as “Party C”, “Shareholders of Sanfan Electronics Appliances” or “shareholders of Target Company”). Party C holds 100% shares of Zhongshan Sanfan Electronics Appliances Co. Ltd.

According to Party A and Party B respective advantages in product manufacture and marketing, in order to lead better cooperation, enhance cooperation and efficiency and improve market competitiveness, all parties reached the agreement on the fact that Party A will acquire 90% shares of Party B.  All parties should follow the agreement in future cooperation.

Article 1 Definition

1.1 U.S. securities regulation:  U.S. Securities and Exchange Commission (SEC)

1.2 Accounting Standards: U.S. Generally Accepted Accounting Principles (US GAAP)

1.3 Year: 12 consecutive months, rather than a full calendar year or fiscal year

1.4 PCAOB: Public Company Accounting Oversight Board

1.5 All financial statement in the agreement is audited financial data given by PCAOB registered accounting firm under US GAAP.

Article 2 Acquisition Mode

2.1 Party C agrees to transfer 90% of its shares held (in the agreement referred as “target shares”) of Sanfan Electronics Appliances to Party A.

2.2 Party A agrees to acquire the target shares by cash payment at the specific price and specific payment method in Article 3.

Article 3 Target Share Price and Payment Method

3.1 Target Share Price

(1) Party B’s revenue and net income were approximately $ 15,000,000 and $ 2,250,000, respectively. Its total valuation is $ 13,500,000, based on the valuation of Target Company of approximately six times of the net income for the twelve-month period ended March 31, 2010. Party A will acquire 90% shares by cash and pay Party C $ 12,000,000.

(2) The target price above is based on the net income of $ 2,250,000 for the period from April 1st, 2009 to March 31, 2010 in the audit report under US GAAP by PCAOB registered accounting firm which is hired by Party A. If the audit results show that Party B's actual profits less than $2,250,000, Party A’s final acquisition price should be adjusted by the percentage of the difference. (If the audit results show that Party B's actual net income is more than $2,250,000, the acquisition price will be maintained unchanged.)

3.2 Payment Method

(1) First Installment: 600,000 U.S. dollars will be paid to Party C by Party A within 15 business days upon agreement effective date.

(2) Second Installment:  1,800,000 U.S. dollars will be paid to Party C by Party A within 15 business days after completion of transfer of business registration process of target shares.

(3) Third Installment:  2,400,000 U.S. dollars will be paid to Party C by Party A within 15 business days upon the completion of March 31, 2010 financial audit and final acquisition price is determined based on audit result.

(4)  Fourth Installment:  3,600,000 U.S. dollar will be paid to Party C by Party A upon the completion of audit on financials of fiscal year 2010 of Sanfan.

(5)  Final Installment: 3,600,000 U.S. dollar will be paid to Party C by Party A by December 31, 2011.

(6) If the purchase price of the stock acquisition is reduced according to the relevant agreement, the differences will be adjusted proportionally from payment procedure mentioned above.

Article 4 The Transfer of Shareholder’s Right

4.1 After the agreement is signed and Party A completes the payment of USD$600,000, Party C must cooperate with Party A to transfer the targets shares and business title to Party A.

4.2 After Party A completes the third payment of USD$2.4 million, Party C is no longer obligated or responsible for any shareholder obligation. This includes but is not limited to debts or any further possible debts and liabilities. After completion of USD$2.4 million, Party A is fully responsible for the shareholder obligation. Company would not have an obligation to pay any amounts that might be due to Party C.

Article 5 Covenants

Party C Covenants

1.	Party C promises that the revenue and net income for twelve months ended March 31, 2010 were at least $15 million and $2.25 million, respectively.

2.
 Party C guarantee that all documents are signed voluntarily and therefore acquire by legal authorization.   Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken.

3.	Upon the agreement, Party C will transfer its 90% shares held (in the agreement referred as “target shares”) of Sanfan Electronics Appliances to Party A.

4.	The Company shall not, and (as applicable) shall not permit any of its Subsidiaries to:

(1) Incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money.

(2) Establish any property mortgage; encumber guarantees or any of third-party interests or provide security for others.

(3) Make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any party, other than loans between or among the Company and any of its Subsidiaries.

(4) Change any of the material policies, practices or procedures in the contract is not allow unless agreement has been made between parties.

(5) Make any substantive changes within the management team and employees that may cause significant impact on the company.

(6) Conduct any abnormal business purposes or enter into any substantive contract or capital commitments.

(7) Declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of any of its capital stock.

(8) Chang company’s basic business.

(9) Make any substantive purchases of any type of non-cash assets.

(10) Make any substantive changing company’s investment plan, or

(11) Make any other possible behaviors or actions might cause above-mentioned items.

5. After the effective date of the contract, any type of debt that is found or occurred before the agreement, and has not been notify to Party A prior to the agreement, Party C will be responsible for the debt.

6. Party B and its subsidiary (if) do not have any incomplete lawsuit or any other legal action. If any incomplete lawsuit or legal action hasn’t been notified to the Party A before the agreement has been made, Party C is fully responsible for it.

5.2 Party A Covenants

1. Party A is a legally established and validly existing limited company, with all the necessary capacity to provide civil rights and power and perform all obligations of this agreement and responsibility.

2. The signing of this agreement and have been or will be fulfilling All the necessary authorization without violating the constitution of party.

Article 6 Liability for Breach of Covenant

6.1 Fine for breach of contract will be USD$1 million.

6.2 Neither party are allow to contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company,

Article 7 Confidentiality

7.1 During the implementation of the agreement, all information exchanged among all parties is commercially confidential. All parties under the agreement holding confidential obligation should not disclose or distribute to outsiders.

7.2 The confidential obligation period for all parties is two years after the agreement is fulfilled.

Article 8 Controversy

During the implementation of the agreement, if there is controversy, all parties should settle it by friendly negotiation. If agreement cannot be reached, any party has the right of Litigation.

Article 9 Law Applicability

The Agreement applies to the laws of People's Republic of China.

Article 10 Effect

This Agreement will be immediate effect after sealed and signed by all parties.

(Below of the agreement is blank.)

(This page is signing page)

Party A:

Party B:

Party C:

The agreement signing date: May 31, 2010

The agreement signing location: Zhongshan City, Guangdong Province